SPAIN’S CNE AUTHORIZES ENEL TO INCREASE ITS STAKE IN ENDESA UP TO 24.99%

Rome, 27 April 2007 - On April 26, 2007, Spain’s Comisiòn Nacional de la Energìa authorized Enel Energy Europe, a company fully owned by Enel SpA, to increase its stake in Endesa share capital up to 24.99%.

Enel SpA – Registered Office 00198 Roma, Viale Regina Margherita 137 – Companies Register of Roma and Tax I.D. 00811720580 – R.E.A. of Roma 756032 - VAT Code 00934061003

Stock Capital Euro 6,157,071,646 (at december 31, 2005) fully paid-in

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